Exhibit 5

May 19, 2004

The Charles Schwab Corporation

120 Kearny Street

San Francisco, CA 94108

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Corporate Secretary of The Charles Schwab Corporation (the “Registrant”). I am rendering this opinion in my capacity as counsel to the Registrant in connection with the Post Effective Amendment to Form S-8 and Amendment No. 2 to Form S-3 Registration Statement relating to the Registrant’s 2004 Stock Incentive Plan filed to be filed on or about May 19, 2004 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to 195,000,000 shares (the “Shares”) of common stock of the Company, par value $.01 per share (the “Common Stock”), consisting of shares of Common Stock issuable in accordance with The Charles Schwab Corporation 2004 Stock Incentive Plan (the “2004 Plan”).

I or attorneys under my supervision have examined or caused to be examined the Registration Statement, the 2004 Plan, and corporate records, certificates, and other documents as I have considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such documents.

On the basis of such examination, it is my opinion that the Shares have been duly authorized and, when issued and sold in accordance with the 2004 Plan, will be validly issued, fully paid and non-assessable.

My opinion is limited to matters governed by the federal laws of the United States of America and the corporate law of the State of Delaware, and I do not express any opinion concerning any other law. I am not admitted to the practice of law in the State of Delaware.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ R. SCOTT MCMILLEN

R. Scott McMillen Vice President, Associate General Counsel and Assistant Corporate Secretary